EXHIBIT 99.8

CONSENT

The undersigned, who has agreed to serve as a member of the Board of Directors of GenStar Therapeutics Corporations (the “Company”) following the completion of the merger between Vascular Genetics Inc. and Genesis Acquisition Corporation, a wholly owned subsidiary of the Company, hereby grants the Company consent to use his name in its Registration Statement on Form S-4 and all amendments, including post-effective amendments, to the Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933).

Dated: December 16, 2002

/s/ ERIC N. FALKENBERG ERIC N. FALKENBERG